Exhibit 10.1

LEVI STRAUSS & CO.
ANNUAL INCENTIVE PLAN

1.    Purpose

The purpose of the Levi Strauss & Co. Annual Incentive Plan (the “Plan”) is to reward individual achievement of results toward objectives established by Levi Strauss & Co. (the “Company”) for the 2014 fiscal year beginning November 25, 2013 and ending November 30, 2014 and subsequent fiscal years.

2.    Definitions

2.1    “Active Employment” means the employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, retirement or Long-Term Disability.

2.2    “Award” means an award to a Participant with respect to a Performance Period pursuant to the provisions of the Plan.
2.3    “Base Salary” means, except as otherwise defined by the Committee, the Participant’s base annual wage rate in effect on the last day of the Performance Period, excluding bonuses, overtime, shift differential or any other additional pay items.

2.4    “Beneficiary” means the Participant’s (i) surviving spouse; (ii) living descendants per stirpes; or (iii) duly appointed and qualified executor or personal representative or estate. The Committee may permit Participants to designate other persons as Beneficiaries, but no designation of a Beneficiary shall be effective unless made in accordance with the procedure specified by the Committee and actually received by the Committee prior to the Participant’s death.

2.5    “Board” means the Board of Directors of the Company, as constituted from time to time.
2.6    “Cause” means, except as otherwise determined by the Committee, a finding by the Committee that the Participant has: (a) committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company; (b) engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company; (c) violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect from time to time; (d) committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty); (e) misappropriated or embezzled any property of the Company (whether or not a misdemeanor or felony); (f) failed, neglected or refused to perform the employment duties related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or (g) breached any applicable employment or other agreement with the Company. Fort this purpose, “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

2.7    “Committee” means the Human Resources Committee of the Board.

2.8    “Long-Term Disability” means the employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or equivalent program maintained by the Company or a Subsidiary employing such employee

2.9    “Participant” means, with respect to a Performance Period, each individual that is classified by the Company as an employee, is in Active Employment during the Performance Period, and is selected by the Committee to participate in the Plan for such Performance Period on such terms determined by the Committee. Persons that are not employees of the Company and work for the Company solely as independent contractors or consultants (in each case, as classified by the Company) shall not be eligible to participate in the Plan even if they are reclassified as employees by the Internal Revenue Service, any government agency, a court, or any other person or governing body. No person shall be a Participant unless he or she is on the payroll of the Company on or before August 31 of the applicable Performance Period, unless otherwise determined by the Committee.

2.10    “Performance Goals” means a formula or standard determined by the Committee (in its sole discretion) for a Performance Period utilizing one or more of the following factors and any adjustment(s) thereto established by the Committee: (a) comparable store sales growth; (b) earnings; (c) earnings before interest and taxes (EBIT); (d) earnings per share; (e) return on equity; (f) return on net assets; (g) return on invested capital; (h) gross sales; (i) net sales; (j) net earnings; (k) free cash flow; (l) total shareholder return; (m) stock price; (n) gross margin; (o) operating margin; (p) market share; (q) inventory levels or inventory turn; (r) cost reduction or containment; (s) customer satisfaction; (t) employee turnover or satisfaction; (u) sales per square foot or sales per employee; (v) working capital; (w) revenue or net revenue; and (x) any combination of the above. As determined in the discretion of the Committee, the Performance Goals for any Performance Period may (a) differ from Participant to Participant; (b) be based on the performance of the Company as a whole or the performance of a specific Participant or a subsidiary, division, department, region, store, function or business unit of the Company; and (c) be measured on an absolute basis or in relation to the Company’s peers or an index.

2.11    “Performance Period” means the fiscal year of the Company.

2.12    “Plan” means this Annual Incentive Plan as amended from time to time.

2.13    “Retirement” means, except as otherwise determined by the Committee, a voluntary termination of employment by a Participant who meets the age and service requirements as defined and determined under the Company retirement plan applicable to the Participant.
2.14    “Subsidiary” means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board, in its sole discretion, deems to be a Subsidiary.

3.    Administration of the Plan

The Plan is administered by the Committee. The Committee may delegate its authority under the Plan to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, in its discretion, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company. The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Committee’s determinations and interpretations will be conclusive and binding on all individuals. Responsibilities include (but are not limited to) the following: (a) design and interpret the Plan (including ambiguous terms); (b) approve Participants’ incentive target amounts; (c) approve Performance Goals; (d) approve any incentive pool amounts under the Plan and (e) approve other terms and conditions that may be recommended by the Chairman of the Board or the Chief Executive Officer. The Committee may delegate its day-to-day administrative responsibilities to Company employees and may delegate to Company management the authority to approve amendments to the Plan.

4.    Eligibility and Participation

For each Performance Period, the Committee in its sole discretion determines the employees who are Participants and therefore eligible to participate in the Plan with respect to such Performance Period.

5.    Amount of Awards

5.1    With respect to each Participant, the Committee shall establish an individual incentive target for the applicable Performance Period. A Participant’s incentive target shall be expressed as a percentage or multiple of Base Salary as determined by the Committee. The Committee shall also establish one or more Performance Goals to be met during such Performance Period and/or individual performance conditions. The Performance Goals and/or the Participant’s individual performance conditions may directly determine the amount of a Participant’s payout or the Performance Goals may establish an incentive pool for the Company or the Participant’s business or similar unit to be allocated to the Participant based on individual performance, the performance of the Participant’s business or similar unit and/or other factors, each in accordance with rules established by the Committee. Except as otherwise determined by the Committee, if a Participant fails to meet his or her individual performance conditions under the Plan, if any, then he or she will be ineligible to receive a payout under the Plan. Actual bonus payout amounts will be reviewed and approved by the Participant’s manager and a member of the Worldwide Leadership Team (“WLT”) and will be subject to any incentive pool limitations established by the Committee, except as otherwise determined by the Committee.

5.2    The maximum amount that can be paid under the Plan to any Participant with respect to any Performance Period is $10,000,000.
5.3    Except as otherwise determined by the Committee, the Participant’s incentive target will be determined based on the Participant’s incentive target and Base Salary as of the last day of the Performance Period without proration.
5.4    Except as otherwise determined by the Committee, if an individual ceases to be a Participant before the end of the Performance Period, other than due to termination of employment, the Participant’s incentive target will be prorated for the length of time he or she worked as a Participant.

5.5    If the Committee designates an individual to become a Participant after the beginning of the Performance Period but on or before August 31 of the Performance Period (or such other date determined by the Committee in its sole discretion), the Participant’s Award will be prorated for the length of time he or she worked as a Participant unless otherwise determined by the Committee. Unless otherwise determined by the Committee, rehired individuals are not entitled to receive credit for prior periods of employment, unless the Participant was involuntarily terminated by the Company without Cause and rehired in the same Performance Period.

5.6    Participants who are on an approved leave of absence during the Performance Period will have their Award prorated to the whole day to exclude any leave of absence in the Performance Period where the Participant is on unpaid status, meaning the individual is not receiving regular pay or is under the Time Off With Pay Program or similar program (“TOPP”). If a Participant is using TOPP while on a leave of absence, TOPP must be taken in full day increments except when being used to supplement other forms of leave related income (i.e. short-term disability, state disability insurance, etc.). This includes leaves for FMLA, Workers’ Compensation, short-term disability, personal leave and military leave. When there are two or more discontinuous leaves in the same Performance Period, the periods of unpaid leave are summed for purposes of calculating the prorated Award.

6.    Payment of Awards

6.1    Unless otherwise determined by the Committee, a Participant must be in Active Employment on the date the Award is to be paid. The Committee may make exceptions in the case of Retirement, termination by the Company without Cause, death or Long-Term Disability or under other circumstances, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

6.2    Any Awards made under the Plan shall be paid in cash.

6.3    Except as otherwise determined by the Committee, if a Participant dies after the end of a Performance Period and has earned a bonus payout under the Plan, such payout will be distributed to the Participant’s Beneficiary.

7.    General

7.1    Tax Matters. The Company shall have the right to deduct from all Awards any federal, state, local income, payroll and/or other taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award. The Company or any Subsidiary has not provided, and will not provide, any tax, financial, legal or other advice related to participation in the Plan, including, but not limited to, tax or financial consequences of participating in the Plan. No provision of the Plan, or any document or presentation about the Plan given to Participants or anyone else, will be interpreted as reflecting such advice.
7.2    Claim to Awards and Employment Rights. Neither this document nor the existence of the Plan is intended to, nor do they imply, any promise of continued employment by the Company. Employment may be terminated with or without Cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board, Chief Executive Officer, President or a Senior Vice President of the Company may approve any agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.
7.3    Beneficiaries. The Committee, in its sole discretion, may permit payment to a Beneficiary of Awards due under the Plan, if any, in the event of the Participant’s death.

7.4    Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

7.5    Indemnification. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power than the Company may have to indemnify them or hold them harmless.

7.6    Expenses. The expenses of administering the Plan shall be borne by the Company.

7.7    Titles and Headings. The titles and headings of the sections of the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.8     Governing Law. The Plan and all incentive payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded. It is the understanding and intent of the Company that all payments pursuant to the Plan will be exempt from the definition of deferred compensation subject to Section 409A of the Internal Revenue Code and Sections 17501 and 24601 of the California Revenue and Taxation Code, or if not so exempt shall be paid in a manner that conforms to such provisions, and the Plan shall, to be maximum extent permitted by law, be so administered and construed; provided, however, that in no event shall the Company, the plan administrator, or any of their respective members, officers, directors, employees or agents have any liability to any Participant by reason of any additional tax or penalties that may be imposed on any Participant by reason of such provisions.
7.9     Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.
7.10     No Waiver. Failure of the Company to enforce at any time any provision of the Plan will in no way be construed to be a waiver of such provision or any other provision of the Plan.
7.11     Incorrect Payment of Benefits. If the Committee determines in its sole discretion that the Plan made any overpayment of the amount of any benefits due any payee under the Plan, the Committee may require the payee to return the excess to the Plan or take any other action deemed reasonable by the Committee which may include, without limitation, offset of the excess against any other amount owed to the payee, and each Participant by acceptance of an Award consents to such offset.
7.12     Entire Agreement. This official Plan document represents the exclusive and complete statement of the subject matter hereof, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company or any Subsidiary and any Participant, whether oral or written, relating to thereto. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document will control.
7.13     Other Benefits. No creation of interests or payment of cash under the Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary. However, unless determined otherwise by the Committee, a Participant may be eligible to elect to defer incentive payments under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such plan for information regarding possible deferral elections.
7.14     Unfunded Status. The Plan is unfunded. An Award is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Participant are no greater than the right of any unsecured general creditor of the Company or any Subsidiary. The Company or any Subsidiary is not required to segregate any assets for incentive payments, and neither the Company, nor any Subsidiary, the Board, the Committee nor the Committee is deemed to be a trustee as to any incentive payment under the Plan. Any liability of the Company or Subsidiary to any Participant is based solely upon any contractual obligations that may be created by the Plan. No provision of the Plan, under any circumstances, gives any Participant or other person any interest in any particular property or assets of the Company or its Subsidiaries. No incentive payment is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, nor any Subsidiary, the Board, nor the Committee is required to give any security or bond for the performance of any obligation that may be created under the Plan.
7.15     No Limit on Capital Structure Changes. The establishment and operation of the Plan will not limit the ability of the Company or of any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management or any other aspect of its business. Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take into account changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

8.    Amendments, Suspension or Termination of the Plan
The Committee may modify, amend or terminate any and all provisions of the Plan at any time and for any reason during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

9.    Adoption
To record the restatement of the Plan, the Company has caused its duly authorized officer to execute this document on the date indicated herein.
Levi Strauss & Co.

By:    /s/ Ivor Solomon
Ivor Solomon
VP, Total Rewards

Date:    9/24/2014

By:    /s/ Chip Bergh
Chip Bergh
CEO

Date:    9/24/2014